NEWS RELEASE

ALASKA SILVER ANNOUNCES APPOINTMENT OF AARON SCHUTT AS CEO AND PLANNED
RETIREMENT OF KIT MARRS

TUCSON, ARIZONA, US - June 11, 2026 - Alaska Silver Corp. (the "Company" or "Alaska Silver" (TSXV: "WAM", OTCQX: "WAMFF") is pleased to announce that Aaron Schutt has accepted the Company's offer to serve as Chief Executive Officer of the Company, effective October 1, 2026. Mr. Schutt succeeds Mr. Christopher (Kit) Marrs, co-founder of the Company, who will resign as President and Chief Executive Officer effective as of October 1, 2026.  Mr. Marrs has been appointed Executive Chairman of the Company's board of directors effective immediately and will continue in that role following this transition to maintain continuity and providing technical advice.

Mr. Schutt was appointed to the Company's board of directors in May 2026 and brings extensive leadership experience in Alaska-based business enterprises. A native Alaskan, Mr. Schutt was President and CEO of Doyon Limited until his retirement on June 1, 2026. In his role as CEO and President, Mr. Schutt was responsible for the overall direction of the Doyon Family of Companies with +$500 million of revenue. During his 20 years with Doyon, Mr. Schutt led the company in its pursuit of responsible natural resource development, arctic-focused businesses, and utilities development serving US military bases in Alaska, along with many traditional uses of the lands.

Prior to being named Doyon President and CEO, Mr. Schutt served as Doyon's Senior Vice President and Chief Operating Officer from 2008 to 2011. He has a bachelor's of science in civil engineering from Washington State University. Mr. Schutt went on to receive a master's of science in civil engineering from Stanford University, followed by his juris doctorate from Stanford Law School.

Aaron Schutt stated: "Since joining the Board of Directors last month, I have become increasingly excited about the opportunities ahead for the Company. As I prepare to assume the role of Chief Executive Officer in October, I look forward to helping lead the Company's next chapter of growth. This role is particularly meaningful to me given my longstanding ties to Interior Alaska and my belief in its tremendous potential. I will work closely with our Board, management team, technical experts, and local stakeholders to advance the Company's objectives and create long-term value for shareholders."

Mr. Kit Marrs commented: "I am excited that Aaron is taking over leadership of the Alaska Silver team. His extensive background and connections in Alaska fill an important role for our company. His depth of leadership, engineering background and success in building businesses in Alaska will help accelerate our company as it moves into the next phase of resource expansion and pre-development. Under his leadership, I foresee the Illinois Creek District evolving into an anchor of successful resource development in western Alaska."

Kit Marrs first worked at Illinois Creek in the 1980's for Anaconda Copper Co. and later co-founded Western Alaska Copper & Gold Co. with his wife Joan in 2010. Kit's retirement marks the culmination of over fifty years of working in mineral exploration and includes seventeen years of dedicated service to Alaska Silver and its predecessor companies. He has served as its President and Chief Executive Officer since inception, guiding Alaska Silver through its formative years as a private company, including its listing on the TSX Venture Exchange in 2021 and on the OTCQX market in 2025. He has been integral in the advancement of the Company's flagship Illinois Creek Project in western Alaska.

"It has been a privilege to have had a hand in the evolution of the Illinois Creek District over the last forty-six years. Starting as the project geologist with Anaconda in the 1980's with drilling at Illinois Creek and Round Top, and building the first camp and airstrip, this project is part of my heart and soul.  I believe in its success." added Kit Marrs. "But the true success of this project is due to the hard work and skill of many exploration geologists such as Nate Brewer (current Alaska Silver Director), Dave Heatwole (former Alaska District Geologist for Anaconda) and Joe Piekenbrock (current Alaska Silver Chief Exploration Officer).  I am very comfortable handing over leadership of the technical duties to our Principal Geologist, Sage Langston-Stewart and operations to our logistical team."

Nate Brewer, Independent Director remarked: "The Board would like to thank Kit for his years of leadership and commitment to Alaska Silver and we are happy to have him remain on the Board as Executive Chairman. During his tenure, the company has transformed the Illinois Creek project into a district-scale mineralized system with tremendous upside potential for silver-rich carbonate replacement deposits. The Board is delighted to welcome Aaron to the role of CEO as the Company moves forward into its next phase of discovery and growth. Aaron's executive experience at Doyon, his engineering background, as well as his native Alaskan heritage will position Alaska Silver a unique player in responsible mineral exploration and future development in the State."

About Alaska Silver

Alaska Silver is a junior exploration company focused on the discovery and development of high-grade silver, gold and critical metals assets within one of North America's major high-grade silver and critical minerals districts at their Illinois Creek (IC) Project in western Alaska. Illinois Creek is a contiguous, 100%-owned land package totaling 80,895 acres (126.4 square miles or 32,337 hectares) anchored by two resource-level mineralization zones separated by 8 km of high potential exploration ground. At one end lies the high-grade silver mineralization at the Waterpump Creek zone, which hosts an Inferred Mineral Resource of 75 Moz AgEq at a grade of 279 g/t silver, 11.28 % zinc and 9.87% lead1,2, that remains open to the north and south, as well as by the Illinois Creek mine. At the western end is the historical past-producing Illinois Creek Mine that closed due to low metal prices leaving untouched Indicated Mineral Resources of 260,000 oz gold at 0.92 g/t Au and 8.3 Moz silver at 29.72 g/t Ag, along with Inferred Mineral Resources of 290,000 oz gold at 0.84 g/t Au and 10.4 Moz silver at 30.11 g/t Ag2,3. The IC Project is located approximately 38 kilometers from the Yukon River, the region's primary marine transportation corridor. Headquartered in Alaska and Arizona, Alaska Silver is led by a team with a proven track record of large-scale mine discoveries.

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1 For Waterpump Creek, the formulas for AgEq are AgEq (g/t)= Ag (g/t) + 28.56 x Pb(%) + 37.12 x Zn(%) and assume metal prices of US$24/oz Ag, US$1.30/lb Zn, and US$ 1.00/lb Pb.

2 Please refer to the NI 43-101 Technical Report titled "Illinois Creek Project, Western Alaska, USA" dated February 25, 2026 (effective date of January 22, 2026).

3 For Illinois Creek, AuEq values are based only on gold and silver values using metal prices of US$3,500/oz Au and US$45/oz Ag.

Qualified Person

Patrick Donnelly P.Geo, Executive Vice President of Alaska Silver, a Qualified Person under National Instrument 43-101, has reviewed and approved the scientific and technical information in this news release.

"Kit Marrs"

Kit Marrs

President & CEO

Patrick Donnelly
Executive Vice President
pat@alaskasilver.com

Phone: (520) 200-1667

Or visit our website at: www.alaskasilver.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Information

This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation. "Forward-looking information" includes, but is not limited to, statements with respect to the activities, events or developments that the Company expects or anticipates will or may occur in the future. Generally, but not always, forward-looking information can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or the negative connotation thereof or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative connotation thereof. This forward looking information relates to, among other things, ongoing and anticipated exploration work at the Illinois Creek Project; the Company's belief that the Illinois Creek Project will evolve into an anchor of successful resource development in western Alaska; and the implementation of the objectives, goals and future plans of the Company, including the proposed advancement of the Illinois Creek Project as currently contemplated.

Such forward-looking information is based on numerous assumptions, including among others, that exploration work at the Illinois Creek Project will occur as anticipated; assay results will be received when anticipated; the Company will be able to implement its objectives, goals and future plans; exploration activities (including drill results) will accurately predict mineralization; the Company will be able to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the targeting activities proposed by the Company will be effective; and the Company's approach to exploration will result in the expected benefits. Although the assumptions made by the Company in providing forward-looking information is considered reasonable by management at the time, there can be no assurance that such assumptions will prove to be accurate and actual results and future events could differ materially from those anticipated in such information.

Important factors that could cause actual results to differ materially from the Company's plans or expectations include: the risk that exploration work at the Illinois Creek Project will not occur as anticipated; the risk that assay results will not be received when anticipated; the risk that the Company will not be able to implement its objectives, goals and future plans, including the proposed advancement of the Illinois Creek Project as currently contemplated; the risk that exploration activities (including drill results) will not accurately predict mineralization; the risk that Company will not be able to implement its drilling, geoscience and metallurgical work on its properties and work plans generally; the risk that the targeting activities proposed by the Company will not be effective; the risk that the Company's approach to exploration will not result in the expected benefits; risks related to market conditions and metal prices; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; uncertainties relating to the availability and costs of financing needed in the future; changes in equity markets; inflation; fluctuations in commodity prices; the other risks involved in the mineral exploration and development industry; and those risks set out in the Company's public disclosure record on SEDAR+ (www.sedarplus.ca) under the Company's issuer profile.. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in the forward-looking information or implied by forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated, estimated or intended. Accordingly, readers should not place undue reliance on forward-looking information. Readers are cautioned that reliance on such information may not be appropriate for other purposes. The Company does not undertake to update any forward-looking information or financial outlook that are incorporated by reference herein, except in accordance with applicable securities laws. Any forward-looking information contained in this news release is expressly qualified in their entirety by this cautionary statement. We seek safe harbor.